Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated April 2, 2007 relating to the consolidated financial statements of Somerset International Group Inc. as of and for the years ended December 31, 2006 and December 31, 2005 which are contained in that prospectus. We also hereby consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WITHUMSMITH+BROWN, P.C.

Somerville, NJ

October 30, 2007